Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 1Q Results

VALLEY COTTAGE, NY—May 12, 2020—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues for the 3 months ended March 31, 2020 increased 6% to $3.71 million compared to $3.50 million in last year’s first quarter. Net loss for the quarter was approximately $198,300 compared to a net loss of approximately $136,500 in the prior year period. Cash and cash equivalents increased approximately $22,500 since 2019 year-end, to $8.30 million, and was down $91,700 from the balance at March 31, 2019.

Jerry Flum, CEO, said, “Our net loss increased despite growing sales as the Company continues to invest in an enhanced infrastructure and additional content, which is in addition to strengthening our customer service staff. These strategic investments adversely impact our short-term profits; however, our balance sheet provides us the flexibility to manage our company for long-term shareholder value. Since the COVID-19 pandemic emerged, our team has demonstrated resiliency and fortitude in navigating through this challenge.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2020 AND 2019
(Unaudited)

	2020	2019

Operating revenues	$3,708,751	$3,495,809

Operating expenses:
Data and product costs	1,526,328	1,468,993
Selling, general and administrative expenses	2,415,258	2,167,411
Depreciation and amortization	54,112	50,989

Total operating expenses	3,995,698	3,687,393

Loss from operations	(286,947)	(191,584)
Other income, net	22,684	40,890

Loss before income taxes	(264,263)	(150,694)
Benefit from income taxes	65,915	14,226

Net loss	$(198,348)	$(136,468)

Net loss per common share of stock:
Basic and diluted	$(0.02)	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	10,722,401	10,722,401

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
MARCH 31, 2020 AND DECEMBER 31, 2019

	March 31, 2020	Dec. 31, 2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$8,298,301	$8,275,836
Accounts receivable, net of allowance	2,195,081	2,287,921
Other current assets	624,148	549,821

Total current assets	11,117,530	11,113,578

Property and equipment, net	461,907	477,973
Operating lease right-to-use asset	2,336,354	2,380,974
Goodwill	1,954,460	1,954,460
Other assets	46,654	35,723

Total assets	$15,916,905	$15,962,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Unexpired subscription revenue	$9,186,434	$8,651,843
Accounts payable	186,747	137,500
Current portion of operating lease liability	150,805	147,229
Accrued expenses	929,891	1,344,550

Total current liabilities	10,453,877	10,281,122

Deferred taxes on income, net	455,850	521,765
Unexpired subscription revenue, less current portion	235,626	166,169
Operating lease liability, less current liability	2,260,453	2,299,433

Total liabilities	13,405,806	13,268,489

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,720,901	29,705,673
Accumulated deficit	(27,317,026)	(27,118,678)

Total stockholders’ equity	2,511,099	2,694,219

Total liabilities and stockholders’ equity	$15,916,905	$15,962,708

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, risks associated with the COVID-19 pandemic and those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.